Exhibit 99.1

WNS Announces Addition of Sylvie Ouziel to the Board of

Directors

NEW YORK, LONDON, MUMBAI; March 12, 2025 — WNS (Holdings) Limited (WNS) (“Company” or “WNS”) (NYSE: WNS), a digital-led business transformation and services Company, today announced the appointment of Sylvie Ouziel to the Company’s Board of Directors effective April 1, 2025. She will also become a member of the Company’s Audit Committee.

Sylvie brings more than 30 years of experience in building, growing, and leading technology- led global services and software companies. Sylvie is CEO and co-founder of Blue Bridge, an AI-augmented system integration company, and senior business advisor to Univers. Most recently, Sylvie was the CEO of Shared Platforms for Publicis Groupe S.A., one of the world’s largest communications groups. She was responsible for the company’s proprietary data-led AI platform (Marcel), strategic technology partnerships, and managing the more than 5,000-person global shared services group. Prior to joining Publicis, Sylvie was International President of Envision Digital (now Univers), an AI / IoT technology solutions provider focused on helping sustainability efforts for businesses and governments. Before Envision, Sylvie was with Allianz SE, the German-based global insurance leader, where she served as Global CEO of Allianz Assistance and oversaw the real-time B2B2C service-delivery for clients around the world. Prior to this role, Sylvie was CEO of Allianz Managed Operations and Services with responsibility for all digital (including infrastructure and applications) and non-digital shared services. Sylvie also spent 20 years at Accenture driving client transformation, most recently as Global Chief Operating Officer of Management Consulting. She is an experienced public and private company Board member having worked with firms across geographies and industries.

“Sylvie brings a demonstrated track record of transformational leadership in technology services and AI, which will help WNS to continue to create value for clients by combining data, digital, and domain,” said Tim Main, WNS’ Chairman of the Board. “We are pleased to welcome her to the WNS Board and believe that her digital transformation expertise and business acumen will add significant value to the Company.”

About WNS

WNS (Holdings) Limited (NYSE: WNS) is a digital-led business transformation and services company. WNS combines deep domain expertise with talent, technology, and AI to co-create innovative solutions for over 600 clients across various industries. WNS delivers an entire spectrum of solutions including industry-specific offerings, customer experience services, finance and accounting, human resources, procurement, and research and analytics to re-imagine the digital future of businesses. As of December 31, 2024, WNS had 63,390 professionals across 66 delivery centers worldwide including facilities in Canada, China, Costa Rica, India, Malaysia, the Philippines, Poland, Romania, South Africa, Sri Lanka, Turkey, the United Kingdom, and the United States. For more information, visit www.wns.com.

Safe Harbor Provision

This document includes information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events. Factors that could cause actual results to differ materially from those expressed or implied are discussed in our most recent Form 20-F and other filings with the Securities and Exchange Commission. WNS undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Investors:	Media:

David Mackey EVP–Finance & Head of Investor Relations WNS (Holdings) Limited +1 (646) 908-2615 david.mackey@wns.com	Archana Raghuram EVP & Global Head – Marketing & Communications WNS (Holdings) Limited +91 (22) 4095 2397 archana.raghuram@wns.com ; pr@wns.com